Exhibit 99.1

QUEST DIAGNOSTICS REPORTS STRONG PERFORMANCE

IN THIRD QUARTER 2006 ON 16% REVENUE GROWTH

LYNDHURST, N.J., OCTOBER 19, 2006—Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that for the third quarter ended September 30, 2006, income from continuing operations was $164 million, or $0.82 per diluted share compared to $140 million, or $0.68 per diluted share for the prior year. Net income for 2006 was reduced by $13 million of pretax expenses, or $0.04 per share, associated with stock-based compensation recorded in accordance with SFAS 123R.

Third quarter revenues from continuing operations grew 16.3% over the prior year level to $1.6 billion. The acquisition of LabOne, which was completed on November 1, 2005, increased revenues by 9.4%, and the acquisition of Focus Diagnostics, which was completed on July 1, 2006, added 1% to revenues. Clinical testing revenues grew 10.5%, with LabOne contributing 4.6%. Clinical testing volume, measured by the number of requisitions, increased 4.9% and revenue per requisition increased 5.4%.

For the third quarter, operating income was $293 million, or 18.5% of revenues, compared to $250 million, or 18.4% of revenues, in 2005. Operating income as a percentage of revenues compared to the prior year was reduced by approximately 1% due to stock-based compensation (SFAS 123R) and approximately 1% due to the inclusion of LabOne.

Bad debt expense was 3.8% of revenues, compared to 4.3% a year ago. Days sales outstanding were 48 days. Cash flow from operations increased to $235 million compared to $178 million in 2005. During the quarter the company spent $230 million on acquisitions, repurchased $22 million of its common stock and made capital expenditures of $45 million.

“We had strong performance in the third quarter, driven by our focus on profitable growth and operational efficiencies,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “During the quarter we completed two strategic acquisitions, Focus Diagnostics and Enterix, which are further differentiating us with proprietary new diagnostic tests and products in the areas of infectious disease and colorectal cancer.”

During the quarter, the company completed the wind-down of NID, a test kit manufacturing subsidiary. The results of operations for NID have been classified as discontinued operations for all periods presented. Loss from discontinued operations was $0.02 per diluted share in the third quarter of 2006, the same as in the prior year.

Year-to-Date Performance

For the first nine months of 2006 income from continuing operations was $474 million, or $2.37 per diluted share compared to $424 million, or $2.06 per diluted share in the prior year. Net income for 2006 included pretax charges of $27 million, or $0.08 per share, primarily associated with integration activities and $53 million of pretax expenses, or $0.16 per share, associated with stock-based compensation recorded in accordance with SFAS 123R.

Revenues from continuing operations increased 17.1% to $4.7 billion. The acquisition of LabOne increased revenues by approximately 10%. Operating income was $849 million, or 18.0% of revenues, in 2006 compared to $747 million, or 18.5% of revenues in 2005. Operating income as a percentage of revenues compared to the prior year was reduced by approximately 1% due to stock-based compensation (SFAS 123R), approximately 1% due to the inclusion of LabOne and 0.6% due to integration charges.

Cash from operations increased to $646 million from $548 million in 2005. During the first nine months of 2006, the company repurchased $276 million in common stock, spent $231 million on acquisitions, and made capital expenditures of $134 million.

Discontinued operations contributed a loss of $0.19 per diluted share for the first nine months, compared to a loss of $0.04 per diluted share in the prior year.

Outlook for 2006

For the full year 2006 the company expects results from continuing operations as follows: earnings per diluted share of between $3.05 and $3.10; revenues to grow approximately 15%; and operating income to approximate 17.5% of revenues. Over the same period, the company expects cash from operations to approximate $850 million and capital expenditures to be between $180 million and $200 million. For the full year 2006 the company expects NID, which is being treated as a discontinued operation, to generate pretax losses of approximately $60 million, or $0.20 per diluted share.

Quest Diagnostics will hold its third quarter conference call on October 19 at 8:30 A.M. Eastern Time. A simulcast of the call and a replay are available via the Internet at: www.questdiagnostics.com and registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 11:30 A.M. on October 19 through 11 P.M. on November 16, 2006 to investors in the U.S. by dialing 800-925-4647. Investors outside the U.S. may dial 203-369-3530. No password is required for either number.

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2005 Form 10-K and subsequent filings.

– Table follows –

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2006 and 2005
(in millions, except per share and percentage data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Net revenues	$ 1,583.2	$ 1,361.1	$ 4,719.4	$ 4,029.4

Operating costs and expenses:
Cost of services	933.7	799.1	2,776.6	2,364.1
Selling, general and administrative	354.6	303.6	1,061.0	907.2
Amortization of intangible assets	3.0	0.9	7.6	2.7
Other operating (income) expense, net	(1.0)	7.2	25.3	8.3
Total operating costs and expenses	1,290.3	1,110.8	3,870.5	3,282.3

Operating income	292.9	250.3	848.9	747.1

Other income (expense):
Interest expense, net	(22.8)	(11.8)	(68.8)	(37.2)
Minority share of income	(6.1)	(4.8)	(17.4)	(14.9)
Equity earnings in unconsolidated joint ventures	6.6	5.9	21.2	19.5
Other income (expense), net	(3.4)	(6.4)	1.4	(6.2)
Total non-operating expenses, net	(25.7)	(17.1)	(63.6)	(38.8)

Income from continuing operations before taxes	267.2	233.2	785.3	708.3
Income tax expense	103.4	93.4	310.9	284.3
Income from continuing operations	163.8	139.8	474.4	424.0
Loss from discontinued operations, net of taxes	(3.3)	(4.6)	(37.3)	(8.1)
Net income	$ 160.5	$ 135.2	$ 437.1	$ 415.9

Earnings per common share – basic:
Income from continuing operations	$ 0.83	$ 0.69	$ 2.40	$ 2.10
Loss from discontinued operations	(0.02)	(0.02)	(0.19)	(0.04)
Net income	$ 0.81	$ 0.67	$ 2.21	$ 2.06

Earnings per common share – diluted:
Income from continuing operations	$ 0.82	$ 0.68	$ 2.37	$ 2.06
Loss from discontinued operations	(0.02)	(0.02)	(0.19)	(0.04)
Net income	$ 0.80	$ 0.66	$ 2.18	$ 2.02

Weighted average common shares outstanding:
Basic	197.2	202.7	197.9	202.3
Diluted	200.1	206.1	200.6	206.2

Operating income as a percentage of net revenues	18.5%	18.4%	18.0%	18.5%

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Balance Sheets
September 30, 2006 and December 31, 2005
(in millions, except per share data)

	September 30, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$ 105.1	$ 92.1
Accounts receivable, net	857.0	732.9
Inventories	77.3	77.9
Deferred income taxes	122.3	107.4
Prepaid expenses and other current assets	80.2	59.2
Total current assets	1,241.9	1,069.5
Property, plant and equipment, net	741.7	753.7
Goodwill, net	3,389.6	3,197.2
Intangible assets, net	194.8	147.4
Other assets	136.8	138.3
Total assets	$ 5,704.8	$ 5,306.1

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$ 860.7	$ 764.5
Short-term borrowings and current portion of long-term debt	316.9	336.8
Total current liabilities	1,177.6	1,101.3
Long-term debt	1,239.0	1,255.4
Other liabilities	219.6	186.4
Stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares and 300 shares authorized at September 30, 2006 and December 31, 2005, respectively;
213.7 shares issued at both September 30, 2006 and December 31, 2005	2.1	2.1
Additional paid-in capital	2,188.3	2,175.5
Retained earnings	1,670.4	1,292.5
Unearned compensation	-	(3.3)
Accumulated other comprehensive income (loss)	2.4	(6.2)
Treasury stock, at cost; 16.4 and 15.2 shares at September 30, 2006 and December 31, 2005, respectively	(794.6)	(697.6)
Total stockholders’ equity	3,068.6	2,763.0
Total liabilities and stockholders’ equity	$ 5,704.8	$ 5,306.1

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2006 and 2005
 (in millions)

	Nine Months Ended
	September 30,
	2006	2005

Cash flows from operating activities:
Net income	$437.1	$415.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148.0	129.0
Provision for doubtful accounts	184.6	177.9
Stock-based compensation expense	53.0	1.4
Provision for restructuring and other special charges	55.8	-
Deferred income tax benefit	(40.8)	(10.9)
Minority share of income	17.4	14.9
Tax benefits associated with stock-based compensation plans	-	28.4
Excess tax benefits from stock-based compensation arrangements	(30.7)	-
Other, net	5.4	8.5
Changes in operating assets and liabilities:
Accounts receivable	(297.0)	(222.5)
Accounts payable and accrued expenses	75.2	(6.1)
Integration, settlement and other special charges	(1.7)	(1.6)
Income taxes payable	52.2	30.3
Other assets and liabilities, net	(12.6)	(17.0)
Net cash provided by operating activities	645.9	548.2

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(231.4)	(20.6)
Capital expenditures	(133.5)	(178.3)
Decrease (increase) in investments and other assets	13.6	(40.1)
Net cash used in investing activities	(351.3)	(239.0)

Cash flows from financing activities:
Repayments of debt	(416.2)	(100.5)
Proceeds from borrowings	375.0	100.0
Decrease in book overdrafts	(13.6)	-
Purchases of treasury stock	(275.9)	(190.5)
Exercise of stock options	91.7	84.9
Excess tax benefits from stock-based compensation arrangements	30.7	-
Dividends paid	(57.4)	(51.5)
Distributions to minority partners	(15.2)	(14.8)
Financing costs paid	(0.7)	-
Net cash used in financing activities	(281.6)	(172.4)

Net change in cash and cash equivalents	13.0	136.8

Cash and cash equivalents, beginning of period	92.1	73.3

Cash and cash equivalents, end of period	$105.1	$210.1

Cash paid during the period for:
Interest	$72.4	$47.9
Income taxes	$275.4	$231.9

Notes to Financial Tables

1)

On April 19, 2006, the Company decided to discontinue the operations of a test kit manufacturing subsidiary, NID. During the third quarter of 2006, the Company completed its wind down of NID and classified the operations of NID as discontinued operations. The accompanying consolidated statements of operations and related disclosures have been restated to report the results of NID as discontinued operations for all periods presented.

2)	The computation of basic and diluted earnings per common share (using the if-converted method) is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(in millions, except per share data)

Income from continuing operations – basic	$ 163.8	$ 139.8	$ 474.4	$ 424.0
Loss from discontinued operations – basic	(3.3)	(4.6)	(37.3)	(8.1)
Net income available to common stockholders – basic	160.5	135.2	437.1	415.9
Add: Interest expense associated with contingent convertible debentures, net of related tax effects	-	-	-	0.1
Income available to common stockholders – diluted	$ 160.5	$ 135.2	$ 437.1	$ 416.0

Weighted average common shares outstanding – basic	197.2	202.7	197.9	202.3

Effect of dilutive securities:
Stock options, restricted common shares and performance share units granted	2.9	3.4	2.7	3.7
Contingent convertible debentures	-	-	-	0.2
Weighted average common shares outstanding – diluted	200.1	206.1	200.6	206.2

Earnings per common share – basic:
Income from continuing operations	$ 0.83	$ 0.69	$ 2.40	$ 2.10
Loss from discontinued operations	(0.02)	(0.02)	(0.19)	(0.04)
Net income	$ 0.81	$ 0.67	$ 2.21	$ 2.06

Earnings per common share – diluted:
Income from continuing operations	$ 0.82	$ 0.68	$ 2.37	$ 2.06
Loss from discontinued operations	(0.02)	(0.02)	(0.19)	(0.04)
Net income	$ 0.80	$ 0.66	$ 2.18	$ 2.02

3)

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 123, revised 2004, “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that companies recognize compensation cost relating to share-based payment transactions based on the fair value of the equity or liability instruments issued. SFAS 123R is effective for annual periods beginning after January 1, 2006. The Company adopted SFAS 123R effective January 1, 2006 using the modified prospective approach and therefore has not restated results for prior periods. Under this approach, awards that are granted, modified or settled after January 1, 2006 will be measured and accounted for in accordance with SFAS 123R. Unvested awards that were granted prior to January 1, 2006 will continue to be accounted for in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123” (“SFAS 148”), except that compensation costs will be recognized in the Company’s results of operations.

For the three and nine months ended September 30, 2006, the stock-based compensation expense recorded in accordance with SFAS 123R totaled $13.5 million ($8.1 million, net of tax, or $0.04 per share) and $53 million ($32 million, net of tax, or $0.16 per share), respectively. In addition, in connection with the adoption of SFAS 123R, net cash provided by operating activities decreased and net cash provided by financing activities increased for the nine months ended September 30, 2006 by $31 million, related to the classification of excess tax benefits from stock-based compensation arrangements.

Prior to the adoption of SFAS 123R, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations and chose to adopt the disclosure-only provisions of SFAS 123, as amended by SFAS 148. Under this approach, the cost of restricted stock awards was expensed over their vesting period, while the imputed cost of stock option grants and discounts offered under the Company’s Employee Stock Purchase Plan was disclosed, based on the vesting provisions of the individual grants, but not charged to expense. Stock-based compensation expense recorded in accordance with APB 25, relating to restricted stock awards, was $0.6 million and $1.4 million for the three and nine months ended September 30, 2005, respectively. The following pro forma information is presented for comparative purposes and illustrates the pro forma effect on net income and earnings per share for the periods presented, as if the Company had elected to recognize compensation cost associated with stock option awards and employee stock purchases under the Company’s Employee Stock Purchase Plan, consistent with the method prescribed by SFAS 123, as amended by SFAS 148 (in millions, except per share data):

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005

Net income
Net income, as reported	$135.2	$415.9
Add: Stock-based compensation under APB 25	0.6	1.4
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(8.3)	(27.5)
Pro forma net income	$127.5	$389.8

Earnings per common share
Basic – as reported	$0.67	$2.06
Basic – pro forma	$0.63	$1.93

Diluted – as reported	$0.66	$2.02
Diluted – pro forma	$0.62	$1.88

The fair value of each stock option award was estimated on the date of grant using a lattice-based option valuation model that uses the assumptions in the following table. The expected volatility under the lattice-based option-valuation model was based on the current and the historical implied volatilities from traded options of the Company’s stock. The dividend yield was based on the approved annual dividend rate in effect and current market price of the underlying common stock at the time of grant. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant for bonds with maturities ranging from one month to seven years. The expected life of the options granted was estimated using the historical exercise behavior of employees.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Weighted average fair value of options at grant date	$18.11	$13.80	$13.91	$14.17
Expected volatility	21.8%	22.4%	18.2%	23.2%
Dividend yield	0.7%	0.7%	0.7%	0.7%
Risk-free interest rate	4.8%	3.8% - 4.2%	4.6%	3.8% - 4.2%
Expected holding period, in years	5.5 – 6.2	4.9 – 6.2	5.6 – 6.2	4.9 – 6.2

The fair value of restricted stock awards and performance share units is the average market price of our common stock at the date of grant.

4)

Other operating (income) expense, net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges.

During the first quarter of 2006, the Company finalized its plan related to the integration of LabOne, Inc. and recorded a charge of $20.7 million that primarily related to actions that impact Quest Diagnostics’ employees and operations and was comprised principally of employee severance costs. In addition, during the first quarter of 2006, the Company recorded a

$4.1 million charge related to consolidating its operations in California into a new facility. The costs were comprised primarily of employee severance costs and the write-off of certain operating assets.

For the three and nine months ended September 30, 2005, other operating (income) expense, net includes a $6.2 million charge primarily related to forgiving amounts owed by patients and physicians, and related property damage as a result of hurricanes in the Gulf Coast.

5)

Other income (expense), net represents miscellaneous income and expense items related to non-operating activities such as gains and losses associated with investments and other non-operating assets. For the three and nine months ended September 30, 2006, other income (expense), net includes a $4.0 million charge recorded in the third quarter associated with the write-down of an investment. In addition, for the nine months ended September 30, 2006, other income (expense), net includes a $12.3 million charge recorded during the second quarter related to a write-down of an investment and a first quarter gain of $15.8 million on the sale of an investment.

For the three and nine months ended September 30, 2005, other income (expense), net includes a $7.1 million charge associated with the write-down of an investment.

6)

For the three and nine months ended September 30, 2006, the Company repurchased approximately 0.4 million shares of its common stock at an average price of $60.59 per share for $22.0 million and 5.0 million shares of its common stock at an average price of $55.53 per share for $275.9 million, respectively. For the three and nine months ended September 30, 2006, the Company reissued 0.7 million and 3.8 million shares, respectively, for employee benefit plans. Since the inception of the share repurchase program in May 2003, the Company has repurchased 37.4 million shares of its common stock at an average price of $44.32 for $1.7 billion. At September 30, 2006, $446 million of the share repurchase authorizations remained available.

7)

The following table summarizes the approximate impact of various items on period-over-period comparisons for certain financial metrics reported for the three and nine months ended September 30, 2006 and is included for informational purposes only:

	Continuing Operations
	Three Months Ended September 30, 2006					Nine Months Ended September 30, 2006
	Revenue Growth		Operating Income as a % of Revenues		Diluted Earnings per Share	Revenue Growth		Operating Income as a % of Revenues		Diluted Earnings per Share
Reported:	16.3%		18.5%		$0.82	17.1%		18.0%		$2.37
Impact on comparisons to prior year of:
LabOne acquisition	9.4%		(0	.9)%	—	9.9%		(0	.8)%	—
Focus Diagnostics acquisition	1.1%			—	—	0.4%			—	—
Impact of business days	(1	.0)%	(0	.4)%	(0.03)	(0	.3)%	(0	.1)%	(0.03)
Weather/impact of hurricanes	0.4%		0.7%		0.03	0.3%		0.3%		0.04
SFAS 123R stock-based compensation expense		—	(0	.9)%	(0.04)		—	(1	.1)%	(0.16)
First quarter special charges		—		—	—		—	(0	.6)%	(0.08)

8)

During the quarter, the Company completed the wind down of NID, a test kit manufacturing subsidiary. The results of operations for NID have been classified as discontinued operations for all periods presented. In connection with the Company’s wind-down of NID’s operations, the Company recorded pretax charges of $2.7 million during the quarter ended September 30, 2006, primarily related to charges for facility closure and employee severance costs. For the nine months ended September 30, 2006, the Company recorded pretax charges of $31 million comprised of: $7 million related to the write-off of inventories; asset impairment charges of $5 million; employee severance costs of $6 million; estimated contract termination costs of $6 million; $2 million related to facility closure charges and $5 million of costs to support activities to wind-down the business, principally comprised of employee costs and professional fees.